Exhibit 99.1

REMARKS OF CARLOS P. NAUDON

PRESIDENT AND CHIEF EXECUTIVE OFFICER

PONCE FINANCIAL GROUP, INC. AND PONCE BANK

THE 2024 ANNUAL SHAREHOLDERS’ MEETING

PONCE FINANCIAL GROUP, INC.

June 13, 2024

Fellow shareholders and directors, thank you for attending our annual meeting and for allowing me to address you once again as President and CEO of Ponce Financial Group and Ponce Bank.

It has been quite a year!

In early 2023, the failure of two major regional banks led many to fear that deposits at smaller banks would flee to banks deemed “too big to fail” leaving institutions like ours vulnerable. At the same time, and throughout the year, the Fed’s interest rate hikes forced most banks to begin fiercely competing for retail deposits to maintain liquidity. This competition and the economic conditions eventually curtailed lending across the industry.

Throughout the year, a lot of people reached out to our team wondering how Ponce Bank was going to weather this storm. We are here today to tell you that we have weathered this storm just fine. Just fine!

In fact, despite the challenging bank environment of 2023, we increased our total assets by 19%, total loans by 26%, and total deposits by 20%. Over the last 5 years, our net loan portfolio has generated a compound annual growth rate of 14.8%. And we did this while being ranked number 1 in housing lending among the largest CDFI banks in the country. Right here in the Bronx, we were ranked 17thamong the more than 500 lenders that do business here, which, of course, include each of the very large banks.

In 2023 we were added to the Russell 3000 Index and market conditions, combined with our capital strength, encouraged us to repurchase 1,235,000 shares of the Company’s common stock. It was done at a 20% discount to our year-end book value, which grew 4% during 2023 from $10.77 to $11.20 per share.

We continued to maintain a safe and stable capital base that provides more than twice the capital levels required to obtain the highest capital rankings to be considered well-capitalized. Our ratio at year-end 2023 was a healthy 23.3%. This includes $225 million related to the US Treasury Department’s investment of Perpetual Preferred Stock (part of the Emergency Capital Investment Program, the ECIP initiative reported upon last year) that is treated as Tier 1 Capital and supports our goal of achieving balance sheet growth. We just learned that, of the 170 ECIP reporting recipients, we ranked 5th overall in deep-impact lending during the first year of reporting available on the initiative. It also means that our required dividend on the preferred stock is only 50 basis points, not the 200 basis points maximum, leaving more than $3.4 million available to be invested for the benefit of common shareholders. And we will strive to repeat this feat annually for the next 8 years.

During 2023 we also continued to improve our Risk Profile. Our liquid assets plus borrowing capacity at the Federal Home Loan Bank of New York stands at $778.8 million which is roughly two times our uninsured deposit totals.

We took steps to manage interest rate risk by entering two pay-fixed, SOFR receiver swaps. One was for a notional $150 million for two years, and one held a notional amount of $100 million for three years.

Ponce Bank has so far effectively navigated these turbulent waters and remains poised for renewed and steady growth fueled by new initiatives and an evolving strategic focus that sees us becoming the Best Bank for small business in our markets. If you read our Securities and Exchange Commission filings, then you are aware of all this, and the highlights above demonstrate our many strengths and successes abundantly. Clearly, we continue to thrive and we believe this success will continue. What many fail to fully appreciate is that this success stems fundamentally not just from doing well but because it is firmly baked into our DNA that our role within the financial system is more important than that. Our role, for which we are being widely recognized, and increasingly being supported through deposits, investments and grants, is to also do good. What I really want to impress upon you today is something that I still feel is not made clear enough during all these discussions about Fed Policy, Bailouts, Failures, and Funding. What I really want to emphasize today is how important Community Focused, Mission Driven Banking is to our neighborhoods, to our cities, and to our country, and why your deposits and investments mean more and do more when placed with a bank like ours.

During 2023 Ponce Bank’s marketing materials began inviting our customers and friends to Love Local Banking℠. Indeed, there is a lot to love. Local banks like Ponce are the lifeblood of small business commerce and make personal home-ownership possible for many. Local banks like Ponce are the most persistent engines of the type of creativity and growth that makes our diverse communities a source of promise and upward mobility that continues to animate our American dream.

Events over the past 15 months have made our mission more important than ever and I would like to take some time today to re-emphasize what we do, how we do it, and why we do it. It is a story the market needs to hear, a story our regulators need to hear, and a story our community lives and breathes each and every day.

First of all, Local Banks like Ponce finance small businesses, creating good local jobs that contribute to strong local economies by keeping and circulating money back into our neighborhoods. At Ponce Bank, we believe that we can, over the coming years, become the BEST bank for small business in our markets. To that end, over the past year we expanded our Prosper Small Business lending program and hired an experienced new lead for our SBA lending program.

The enormous surge of entrepreneurship that emerged during the pandemic, prompted us to create our Ponce Bank Small Business Bootcamp, that teaches these aspiring businesspeople the importance of banking and bookkeeping as well as insurance and financial planning. The program is free, and has to date, educated over 1100 future and current small business leaders. We are building a community of small businesses that we hope to service for many years to come. We also now sponsor both the Best of Bronx and Best of Brooklyn campaigns. These programs celebrate the best of our local businesses in dozens of categories even as WE strive to be the best for them. According to the New York Economic Development Corporation 1 in 9 businesses in NYC were started in the preceding 12 months. We are here for those businesses. Current initiatives both broaden and deepen our commitment to small business lending and banking services, and help us, help our community businesses grow. These opportunities can only be borne by the personal service, intimate knowledge, and locally focused commitment that is provided by Ponce Bank.

In addition to businesses, we fund local construction. Our loans help build schools, housing, healthcare, and other critical local infrastructure. Last year we financed over 1.5 million square feet of housing that included affordable housing components. Given the 30% required in these cases, we estimate that this translates to roughly 360 new affordable homes in our communities. Our lending profile continues to pledge outsized percentages into Low- and Moderate-income communities and areas of vast ethnic diversity. A diversity from which we ourselves emerged and which we strive to sustain throughout our markets. This diversity of culture generates untold rewards fueling the creativity and growth that helped our city not only survive the pandemic but emerge from it the leader in small business and job generation throughout the land. We are quite literally funding and sustaining the future of our great metro area and in doing so contributing to the strength of our country.

On top of that, Local Banks like Ponce fund home buyers. Over 70% of the mortgages generated over the past 5 years by our Mortgage World Bankers, our residential mortgage division, have been provided to first-time homebuyers, most of whom are immigrants and people of color. Our loans turn renters into homeowners and even landlords, providing stability, income, and planting the seeds for intergenerational wealth transfers that supports equitable housing and combats race-based economic disparities.

Finally, Local Banks like Ponce provide services that improve the lives of the un-banked and under-banked. From financial mastery programs in schools, to scholarships for those who are the first in their families to attend college. Through countless community service events, and by supporting dozens of non-profits throughout our area. Ponce Bank consistently looks for ways to improve equity and reduce the wealth gap in our neighborhoods. Our communities are underserved by bigger banks, but these highly deserving community members are warmly embraced with programs like our Simply Free Checking account. We treat every customer as if they are our best customer and provide easy paths into banking as we guide our neighbors away from predatory non-bank financial firms that often impose punitive fees and interest. In doing so we improve lives and build futures for our customers.

The power of CDFIs and MDIs like Ponce is increasingly being recognized. In 2023 we received 4 grants totaling $4.28 million and we believe these grants will continue to flow as the word continues to spread throughout Washington and throughout the land. Local Banking like Ponce is not just systemically important, we are systemically critical. Systemically critical!

The number of Community Banks has dwindled over the past decades. We believe that our mission as a community bank is critically important and a bedrock of the values upon which America was built. Please join me in emphasizing this to our legislators and share these thoughts with your colleagues.

It takes a village and Ponce Bank lives at the heart of that village.

As we look forward to 2025, we are poised to continue our balance sheet growth and enhanced financial performance as we continue to deploy our capital prudently and strategically and reap the rewards of our investments in technology and automation.

We value and appreciate your support and we remain steadfast in enhancing your investment in our Company through long-term stock value appreciation. As shareholders, and I am one of them, you expect us to manage for the highest return on your investment while perpetuating our mission-driven values in the communities that we serve. We are proud to continue in this critical role.

On behalf of our Directors and our Team, we thank you for your continued trust, confidence, and investment in our company.